Exhibit 99(n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Pomona Investment Fund:

We consent to the use of our report dated February 11, 2015 with respect to the statement of assets and liabilities of Pomona Investment Fund (formerly Pomona Private Equity Fund) (the “Fund”) as of January 22, 2015 and the related statement of operations for the period from August 12, 2014 (inception) to January 22, 2015 included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in the Registration Statement on Form N-2.

/s/ KPMG LLP

New York, New York,

May 25, 2016